Exhibit 99.1

Great Ajax Corp. to Pay Previously Announced Dividend in Stock

New York, NY—March 24, 2020—Great Ajax Corp. (NYSE: AJX) (the “Company”) announced today that the Company will pay its previously declared dividend of $0.32 per share in shares of the Company’s common stock (valued based upon the $9.14 per share closing price on the record date). As previously announced by the Company on February 27, 2020, the dividend will be payable on March 27, 2020 to the Company’s common stockholders of record as of March 17, 2020.

About Great Ajax

Great Ajax Corp. is a Maryland corporation that is a real estate investment trust, that focuses primarily on acquiring, investing in and managing re-performing mortgage loans secured by single-family residences and, to a lesser extent, non-performing mortgage loans. The Company also originates loans secured by multi-family residential and smaller commercial mixed use retail/residential properties, and invests in multi-family residential and smaller commercial mixed use retail/residential properties directly. The Company is externally managed by Thetis Asset Management LLC. Its mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. The Company has elected to be taxed as a real estate investment trust under the Internal Revenue Code.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “will,” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond the control of Great Ajax Corp., including, without limitation, the risk factors and other matters set forth in our Annual Report on Form 10-K for the period ended December 31, 2019 filed with the SEC on March 4, 2020. Great Ajax Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:	Lawrence Mendelsohn
Chief Executive Officer
Or
Mary Doyle
Chief Financial Officer
Mary.Doyle@aspencapital.com
503-444-4224